Exhibit 10.1

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY FINANCING AND SECURITY AGREEMENT

I.Parties

This Second Amendment to Second Amended and Restated Inventory Financing and Security Agreement (“Amendment”) is effective as of July 1, 2021, and is made by and among the following parties:

A.Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey), a Utah chartered state bank (“Bank”), with a business office located at 5851 Legacy Circle, Suite 200, Plano, TX 75024; and

B.Ally Financial Inc., a Delaware entity (“Ally”) with a business office located at 5851 Legacy Circle, Suite 200, Plano, TX 75024 (together with Bank, the “Ally Parties,” and Bank and Ally each being an “Ally Party”); and

C.Carvana, LLC, an Arizona limited liability company, with its principal executive office located at 1930 West Rio Salado Parkway, Tempe, AZ 85281 (the “Dealership”).

II.Recitals

The essential facts relied on by Bank, Ally and the Dealership as true and complete, and giving rise to this Agreement, are as follows:

A.The Ally Parties and the Dealership are parties to a Second Amended and Restated Inventory Financing and Security Agreement, effective as of October 1, 2020 (as it may have been amended or modified, the “IFSA”), which has been amended by the following:

1.First Amendment to Second Amended and Restated Inventory Financing and Security Agreement, effective as of March 1, 2021.

B.The parties desire to amend the IFSA as outlined in this Amendment.

III.Agreement

In consideration of the premises and the mutual promises in this Amendment, which are acknowledged to be sufficient, the Ally Parties and the Dealership agree to the following:

A.Capitalized terms used but not defined in this Amendment have the meanings given to them in the IFSA.

B.Effective as of July 1, 2021, Subsection III.A.3 of the IFSA is deleted and replaced with the following:

3. Amount of the Credit Line. The aggregate amount of credit available pursuant to this      Agreement (the “Credit Line”) is $1,750,000,000.00.

Certain information has been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

C.Effective as of July 1, 2021, Subsection III.B.1 of the IFSA is deleted and replaced with the following:

1.Interest Accrual, Rate, and Method of Calculation. Wholesale Outstandings owed to the Ally Parties will bear interest on and from the day after each advance or loan through the date of repayment in full. Interest will be at a per annum rate and will be determined using a 365/360 simple interest method of calculation, unless expressly prohibited by law (“Interest”). The Interest rate is the Prime Rate minus 50 basis points (b.p.) (the “Interest Rate Increment”).

The “Prime Rate” is defined as the per annum rate of interest announced by Bank from time to time as its “prime rate” (it being acknowledged that such announced rate is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate and which may be predicated upon various borrower-specific factors, including the amount of borrower loans and borrower creditworthiness). The Prime Rate and its effective date will be announced on the Ally Dash website or a replacement source designated in a written communication by Bank to Borrower.

The Prime Rate as of the Ally Parties’ execution of this Amendment is 3.25% per annum.

Notwithstanding the foregoing, to the extent the Prime Rate is more than 10 b.p. different than the U.S. prime rate published by the Wall Street Journal, for a period of at least 7 calendar days, Dealership and the Ally Parties agree to negotiate in good faith regarding whether the Interest Rate Increment should be adjusted.

D.Second Amendment Commitment Fee. Simultaneously with the signing of this Amendment, Dealership will pay to the Ally Parties a “Second Amendment Commitment Fee” in the amount of $[***].

E.All other provisions of the IFSA remain unchanged and in full force and effect as written. In the event of a conflict between the terms of the IFSA and this Amendment, the terms of this Amendment prevail.

F.Except as provided above, the IFSA and all other agreements between each of the Ally Parties and the Dealership remain in full force and effect as written.

G.If any provision of this Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions remain valid and enforceable.

H.This Amendment:

1.May be modified only by a writing signed by all parties.

2.May be signed in counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement. Any electronically placed or delivered (e.g., via fax or email) signatures of the parties constitute and are deemed original signatures for all purposes.

***[Redacted for confidentiality purposes]

3.Binds and inures to the benefit of the parties and their respective successors and assigns.

4.Constitutes the entire agreement of the parties with respect to its subject matter.

[Remainder of Page is Blank]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative effective the date first written above.

Ally Bank		Carvana, LLC

By:	/s/ Stephen B. Gambrel	By:	/s/ Paul Breaux
Name:	Stephen B. Gambrel	Name:	Paul Breaux
Title:	Authorized Representative	Title:	Vice President
Date:	June 29, 2021	Date:	June 29, 2021

Ally Financial Inc.

By:	/s/ Stephen B. Gambrel
Name:	Stephen B. Gambrel
Title:	Authorized Representative
Date:	June 29, 2021